EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TerraForm Power, Inc.:

We consent to the use of our report dated April 10, 2014, with respect to the balance sheet of SunEdison Yieldco, Inc. (renamed TerraForm Power, Inc. effective on May 22, 2014) as of January 15, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

January 7, 2015